EXHIBIT 99.1

RestorGenex Completes Acquisition

of Two Biopharmaceutical Companies

LOS ANGELES, California (March 31, 2014)-RestorGenex Corporation (OTCQB:SMDID), announced today the closing of its acquisition of two biopharmaceuticals companies, Paloma Pharmaceuticals, Inc. and VasculoMedics, Inc. RestorGenex is a biopharmaceutical company with an initial focus on dermatology, ocular diseases and women’s health.

Paloma Pharmaceuticals brings to RestorGenex an integrated design platform technology developing drugs that treat a variety of disease indications. In addition, through the acquisition of VasculoMedics, RestorGenex will gain an epigenetic platform company utilizing computational design to create small molecule drugs inhibiting or stimulating the binding of zinc-finger transcription factor to their cognate DNA.

“We are excited by the technology and opportunities these acquisitions add to the company’s portfolio of products,” said Stephen M. Simes, chief executive officer of RestorGenex. “Our main objective now is to integrate the new technologies and products into our existing products, and accelerate new product development.”

As part of the acquisition, Paloma and VasculoMedics Founder and Chief Executive Officer, David Sherris, Ph.D., will join RestorGenex as Chief Scientific Officer and join the board of directors. “I'm looking forward to helping develop this newly integrated biopharmaceutical company that combines several impressive technologies,” said Dr. Sherris.

About Paloma Pharmaceuticals

Paloma Pharmaceuticals, Inc. has developed a non-steroidal, synthetic, small molecule drug library for dermatology (psoriasis, atopic dermatitis, rosacea, actinic keratosis, keloid and hypertrophic scarring, Dupuytren’s disease, bullous blistering diseases), ocular disease, cancer, pulmonary fibrosis, CNS (Huntington’s disease and infantile spasm, a form of childhood epilepsy), biodefense and anti-viral application. The lead product, P529, targets and inhibits the PI3K/Akt/mTOR signal transduction pathway, specifically as a first-in-class allosteric, dual TORC1/TORC2 dissociative inhibitor. http://www.palomapharma.com

About VasculoMedics

VasculoMedics Inc. was founded as a platform epigenetic company to develop orally available small molecular inhibitors of zinc finger transcription factors. Zinc finger transcription factors are a subset of transcription factors utilizing zinc at its core for activity. Transcription factors are proteins that bind to specific parts of DNA that control the transfer of genetic information from DNA to RNA. RNA in turn directs the protein making machinery to manufacture one or more proteins controlled by the transcription factor. Hence, by inhibition of a transcription factor, one can specifically inhibit the synthesis of one or more proteins controlled by the particular transcription factor. Many diseases can be linked to the activation of particular proteins whose synthesis is controlled by transcription factors. Inhibition of such transcription factors could then be able to control disease pathology.

Forward-Looking Statements

Statements in this press release relating to plans, strategies, projections of results, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Acts of 1933 and 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors. Although the company's management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements. The company has no obligation to update these forward-looking statements.

Contact:

RestorGenex Corporation

Tim Boris, 310-526-8700

tboris@restorgenex.com